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Exhibit 4(b)(2): Enhanced Credit Rider.
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                    United of Omaha Life Insurance Company

                             ENHANCED CREDIT RIDER

This Rider is part of the policy to which it is attached. It is subject to all of the policy provisions which are not inconsistent with the Rider provisions.

Effective Date
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The effective date of this Rider is the date of issue of the policy.

Consideration
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The consideration for this Rider is the Enhanced Credit Rider charge shown on the policy data page.

Enhanced Credit Benefit
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On the policy's date of issue we will add a credit of 4% of your initial
Purchase Payment to your Accumulation Value. Prior to the eighth policy anniversary we will add another credit to your Accumulation Value on the date we receive any additional Purchase Payment. The enhanced credit will equal a percentage of the additional Purchase Payment, as follows:


Policy Year         1    2    3     4    5    6    7    8+
Percentage of       4%   4%   3%    3%   2%   2%   1%   0%
Purchase Payment

Any enhanced credits will be allocated in the same proportion as each Purchase Payment is allocated, according to your current instructions.

Conditions for Return of Enhanced Credits
-----------------------------------------

Enhanced credits will not be returned during the Renewal Period.

Under the following conditions and during the first eight policy years only, we will deduct the enhanced credits that were added to your Accumulation Value:

     (a) Right to Return This Policy Period - In states that require return of Purchase Payments: If you return the policy under the Right to Return This Policy provision, you forfeit the enhanced credit. In states that require return of Accumulation Value: If you return the policy under the Right to Return This Policy provision, you forfeit the enhanced credit. However, the amount we refund will reflect all gains and all losses attributed to the enhanced credit amount.

     (b) Cash Surrender - If you surrender this policy for its cash surrender value prior to the Annuity Starting Date, we will deduct all enhanced credits before calculating the cash surrender value. However, the amount payable will reflect all gains and all losses attributed to the enhanced credit amount.

     (c) Partial Withdrawal - If you make a partial withdrawal in excess of the 10% withdrawal amount described in the 10% Withdrawal Amount provision, we will deduct all enhanced credits from the Accumulation Value on the date of withdrawal. However, the Accumulation Value after the date of withdrawal will reflect all gains and all losses attributed to the enhanced credit amount.

     (d) Waiver of Withdrawal Charges - We will deduct any enhanced credits given within the 12 months prior to the date the Waiver of Withdrawal Charges provision is exercised. However, the Accumulation Value after the date of withdrawal will reflect all gains and all losses attributed to the enhanced credit amount.

     (e) Death Benefit - We will deduct any enhanced credits given within the 12 months prior to the date of any owner's death in determining the death benefit. However, the death benefit payable will reflect all gains and all losses attributed to the enhanced credit amount.
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Deduction of any enhanced credits from the Subaccounts will result in cancellation of Accumulation Units.

The Value of the Fixed Accounts provision in the VALUES section of the policy is deleted and replaced with the following:

The Value of the Fixed Accounts
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The value of any Fixed Account on any Valuation Date is equal to:

     (a)  the value at the end of the previous Valuation Period; plus

     (b) any Net Purchase Payments credited since the previous Valuation Period; plus

     (c) any transfers from the Subaccounts to the Fixed Account since the previous Valuation Period; minus

     (d) any transfers from the Fixed Account to the Subaccounts since the previous Valuation Period; minus

     (e) any partial withdrawal, withdrawal charge and Interest adjustment taken from the Fixed Account since the end of the previous Valuation Period; minus

     (f) any amounts deducted under the Conditions for Return of Enhanced Credits provision; plus

     (g)  Interest credited on the balance.

Termination
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This rider terminates on the earliest:

     (a)  the end of the eighth policy year;

     (b)  the date any enhanced credit is returned; or

     (c)  the date the policy terminates.

The Enhanced Credit Rider charge shown on the data page will no longer apply once this Rider is terminated.

                                          United of Omaha Life Insurance Company

                                                                M. Jane Huerter

                                                             /s/ M. Jane Huerter

                                                             Corporate Secretary